AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT
THIS AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of this 31st day of January 2013, by and between SEACOR HOLDINGS INC., a Delaware corporation (“CKH”), and ERA GROUP INC., a Delaware corporation (“ERA”).
W I T N E S S E T H
WHEREAS, ERA is a wholly-owned subsidiary of CKH;
WHEREAS, ERA desires that CKH and/or certain of its Subsidiaries and affiliates provide certain services in order to assist ERA, and CKH is willing to do so, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
SECTION 1
DEFINITIONS
1.1    Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:
“Agreement” shall mean this Agreement, including Schedule A attached hereto, as the same may be amended by the parties from time to time.
“CKH” shall have the meaning set forth in the preamble.
“ERA Enterprise Management Go-Live Date” shall mean, with respect to each Oracle-Supported Service, the date ERA (or any agent, subcontractor or service provider of ERA) first uses any enterprise software or database management system (including an instance of Oracle licensed to ERA, hosted on ERA’s systems, or accessed via ERA’s systems) in a production environment to support ERA functions previously supported by such Oracle-Supported Service.
“Facilities” shall have the meaning set forth in Section 2.4.
“Force Majeure” shall have the meaning set forth in Section 7.2.
“Losses and Expenses” shall have the meaning set forth in Section 6.3(a).
“Oracle-Supported Service” shall mean any Service in any of the Service categories listed in Section I of the table set forth in Schedule A (“Finance, Accounting & Human Resources”).
“Person” shall include an individual, a partnership, a corporation, a limited liability company, a division or business unit of a corporation, a trust, an unincorporated organization, a federal, state, local or foreign government or any department or agency thereof and any other entity.
“SEACOR” shall mean CKH and any of its Subsidiaries or affiliates that perform the Services.
“Service” or “Services” shall mean only those services described on Schedule A, as the same may be amended from time to time.
“Subsidiary” shall mean, with respect to any Person, (a) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (b) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner or owns directly or indirectly more than a 50% interest, and (c) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or owns directly or indirectly more than a 50% interest.
“Tax Authorities” shall have the meaning set forth in Section 3.5.
SECTION 2
PROVISION OF SERVICES
2.1    Provision of Services.
(a)    Subject to Section 2.1(d), SEACOR shall provide to ERA any or all of the Services listed and described on Schedule A and such other Services as may from time to time be agreed between the parties in writing and added to Schedule A. Each Service shall be provided for the fee set forth for such Service on Schedule A or as the parties may otherwise agree in writing, in every case, all of the Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on

Schedule A. For the avoidance of doubt, SEACOR shall have no obligation to provide services other than those set forth in Schedule A, and SEACOR shall have no obligation to provide additional services.
(b)    Unless otherwise agreed by the parties, the Services shall be performed by SEACOR for ERA in a manner that is substantially the same as the manner and level of support in which such Services were generally performed by SEACOR for ERA during the twelve (12) months prior to the date of this Agreement, and ERA shall use such Services for substantially the same purposes and in substantially the same manner as ERA had used such Services during the twelve (12) months prior to the date hereof unless otherwise mutually agreed.
(c)    It is understood that SEACOR shall not be required to use its own funds or to otherwise pay for any goods or services purchased or required by ERA from third parties or for any other payment obligation of ERA.
(d)    SEACOR may, in its sole discretion, engage a third party service provider or consultant (i) to provide the Services or (ii) to provide services to SEACOR. In the event SEACOR procures such services for SEACOR’s own benefit, upon ninety (90) days’ notice to ERA, SEACOR shall have no obligation to provide the Services pursuant to this Agreement to the extent such services (A) replace the Services or (B) result in the displacement, replacement, or termination of a material portion of the resources or personnel utilized by SEACOR to provide the Services hereunder; provided, however, that in the event that SEACOR procures such services from a third party, SEACOR may, in its sole discretion, opt to permit ERA to be a service recipient under the applicable SEACOR services or outsourcing agreement on terms and conditions to be determined by SEACOR in its sole discretion. For the avoidance of doubt, SEACOR shall have no obligation to permit ERA to be a service recipient under any such third party agreement, and SEACOR shall have no obligation to make any arrangements whatsoever to replace Services that SEACOR has no obligation to provide to ERA as a result of the terms and conditions of this Section 2.1(d).
2.2    Use of Services. SEACOR shall be required to provide the Services only to ERA in connection with the conduct by ERA of its business. ERA shall not resell any of the Services to any Person whatsoever or permit the use of the Services to any Person other than in connection with the conduct of ERA’s business in the ordinary course, consistent with past practices.
2.3    Personnel. SEACOR shall furnish all personnel reasonably necessary to provide the Services.
2.4    Facilities. The Services shall be performed by SEACOR at its offices using its furniture, fixtures, and equipment, including computer hardware (the “Facilities”). Any Facilities purchased or leased by SEACOR during the term of this Agreement that are used in providing the Services shall be purchased or leased by SEACOR. All Facilities owned by SEACOR shall remain the property of SEACOR, and ERA shall not have any right, title, or interest in or to any of the Facilities. ERA shall grant SEACOR access to ERA’s facilities, employees, agents, and service providers as necessary for SEACOR to provide the Services in accordance with this Agreement.
2.5    Books and Records. SEACOR shall keep books and records of the Services provided and reasonable supporting documentation of all charges incurred in connection with providing such Services, in such detail and for such time periods as shall be in accordance with SEACOR’s then standard record keeping procedures, as in effect from time to time.
2.6    Representations and Warranties. Each party hereto represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) it has full power and authority to enter into this Agreement and to perform its obligations hereunder; and (c) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary action.
SECTION 3
PAYMENT; WARRANTY; TAXES
3.1    Fees and Payment. At the end of each calendar month, ERA shall pay SEACOR the monthly fee calculated in accordance with the itemized fees set forth on Schedule A hereto for such month, in consideration for all Services provided by SEACOR to ERA under this Agreement during such month. The fee listed in Schedule A for those Services set forth in Section II of the table in Schedule A (“Network & Infrastructure” Services) shall be payable in full if any of the Services in such category are performed by SEACOR. For clarity, any termination of one or more Service category in Section II of the table set forth in Schedule A (“Network & Infrastructure” Services) shall not result in a reduction in such corresponding fee unless all Services categories in Section II of the table set forth in Schedule A are terminated, in which case the fee shall be reduced to zero because the applicable Services have been terminated in their entirety.
3.2    Adjustments. SEACOR shall have the right to make certain adjustments to the fees in accordance with the terms and conditions of Schedule A. In addition, ERA shall reimburse SEACOR for any out-of-pocket expenses incurred by SEACOR at the request of ERA in connection with providing Services hereunder (other than compensation to SEACOR’s officers and employees engaged in rendering such Services to ERA). After the end of each calendar month, SEACOR shall deliver to ERA an invoice for the monthly fee payable with respect to Services provided by SEACOR under this Agreement, plus all expenses in respect of which SEACOR seeks reimbursement hereunder.

3.3    Payment. Statements will be rendered each calendar month by SEACOR to ERA for the Services delivered during the preceding month, and each such statement shall set forth in reasonable detail a description of such Services and the amounts charged therefor and shall be payable thirty (30) days after the date thereof. Statements not paid within such thirty (30) day period, unless such invoice is being challenged by ERA in good faith, shall be subject to late charges for each month or portion thereof the statement is overdue, calculated as the lesser of (a) the then current prime rate, plus one percentage point, or (b) the maximum rate allowed by applicable law. Notwithstanding anything to the contrary set forth in this Agreement, with respect to each Services category identified in Schedule A, ERA shall not be entitled to withhold more than one month’s worth of fees for the applicable Services category as disputed fees, and ERA shall pay to SEACOR within thirty (30) days after the date of the applicable statement any aggregate disputed fees in excess of one month’s fees for such Services category, in each case pending the resolution of the applicable dispute.
3.4    Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. SEACOR DOES NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW OR REGULATION, DOMESTIC OR FOREIGN.
3.5    Taxes. In addition to the fees required to be paid by ERA to SEACOR for the Services provided hereunder, ERA shall pay all sales or use, withholding, VAT and other similar taxes properly assessed with respect to the receipt or use of the Services. ERA shall remit to the appropriate tax authorities (the “Tax Authorities”) any taxes required to be withheld by law from any fees payable to SEACOR hereunder. ERA shall submit to SEACOR evidence of payment of any such withholding tax to the Tax Authorities. In the event that SEACOR receives any credit, deduction or refund of such withholding tax from the Tax Authorities, it shall (a) promptly provide a copy of the certificate from the Tax Authorities showing the receipt of such credit, deduction or refund, and (b) provide ERA a credit for such amount against future monthly fees payable by ERA to Seller.
3.6    Software and Systems Transition; Certain Related Costs. ERA shall be solely responsible for procuring for its own benefit any equipment, software, services, consents, licenses, and any other assets and rights that may be required for ERA to operate its business following the expiration or termination of this Agreement or any Service. ERA may request that SEACOR transfer certain software licenses to ERA in connection with the transition contemplated in this Agreement, which request SEACOR may grant or reject in SEACOR’s sole discretion. In the event SEACOR agrees in its discretion to transfer certain licenses to ERA pursuant to an ERA request for such transfer, ERA shall pay directly or reimburse SEACOR for, as applicable with respect to each such software license, (a) SEACOR’s unamortized license fees and maintenance fees, (b) ERA’s prorated portion (as determined in good faith by SEACOR) of SEACOR’s costs and expenses to implement the software that is the subject of the license being transferred to ERA, and (c) any transfer fee, consent fee, or other similar fee or surcharge imposed by any third party who has the right to approve any such transfer or to require payment of any such amount in connection with the applicable transfer.
SECTION 4
TERM; TERMINATION
4.1    Term. This Agreement shall commence on the date hereof and shall continue until the earliest of (a) the date twenty-four (24) months after the date this Agreement is executed and (b) the provision of all of the Services have been terminated pursuant to Section 4.2 and (c) this Agreement is terminated pursuant to Section 4.4(a).
4.2    Termination for Convenience; Automatic Termination of Certain Services.
(a)    Subject to Section 4.2(b), ERA shall have the right, at any time, to terminate all of the Services or any of the Service categories set forth in Schedule A by giving SEACOR sixty (60) days prior notice of such termination.
(b)    With respect to each Oracle-Supported Service not previously terminated, each applicable Oracle-Supported Service shall automatically terminate as of the applicable ERA Enterprise Management Go-Live Date. For clarity, ERA’s use of such enterprise software or database management systems in a pre-production environment to evaluate, configure or test such enterprise software or database management system prior to use in a production environment shall not result in the automatic termination of the Oracle-Supported Service pursuant to this Section 4.2(b).
4.3    Event of Default. A party shall be in default hereunder if (a) such party commits a material breach of any term of this Agreement and such breach continues uncured for thirty (30) days following receipt of written notice thereof from the other party describing such breach in reasonable detail, (b) such party makes a general assignment for the benefit of its creditors, (c) there is a filing seeking an order for relief in respect of such party in an involuntary case under any applicable bankruptcy, insolvency or other similar law and such case remains undismissed for thirty (30) days or more, (d) a trustee or receiver is appointed for such party or its assets or any substantial part thereof, or (e) such party files a voluntary petition under any bankruptcy, insolvency or similar law of the relief of debtors.

4.4    Remedies.
(a)    If there is any default by ERA hereunder, SEACOR may exercise any or all of the following remedies: (i) declare immediately due and payable all sums for which ERA is liable under this Agreement; (ii) suspend this Agreement and decline to continue to perform any of its obligations hereunder; and/or (iii) terminate this Agreement.
(b)    If there is any default by SEACOR hereunder, ERA may terminate this Agreement and recover any fees paid in advance for any Services not performed.
(c)    In addition to the remedies set forth in clauses (a) and (b) above, a non-defaulting party shall have all other remedies available at law or equity, subject to Section 6.
4.5    Books and Records. Upon the termination of a Service or Services with respect to which SEACOR holds books, records or files, including, but not limited to, current and archived copies of computer files, owned by ERA and used by SEACOR in connection with the provision of a Service to ERA, SEACOR will return all such books, records or files as soon as reasonably practicable. ERA shall bear SEACOR’s costs and expenses associated with the return of such documents. At its expense, SEACOR may make a copy of such books, records or files for its legal files. In the event SEACOR needs access to such books, records or files for legal or tax reasons, ERA shall cooperate with SEACOR to make such books, records or files available to SEACOR at SEACOR’s expense.
4.6    Effect of Termination. Sections 3.5, 4.4, 4.5, 4.6, 5.1, 5.3, 6 and 7 shall survive any termination of this Agreement. With respect to each Service, following any termination thereof, ERA shall be required to pay SEACOR the aggregate amount of all out-of-pocket costs and expenses reasonably and actually incurred by SEACOR arising out of or in connection with such termination, which shall include (without limitation), in each case as determined by SEACOR acting in good faith, (a) any severance costs paid by SEACOR as a result of such termination, (b) any unamortized prepaid expenses paid by SEACOR (e.g., software license, license renewal, or consent fees; prepaid travel or facilities fees) to the extent such expenses were incurred on an incremental, out-of-pocket basis by SEACOR in connection with SEACOR’s performance of any of its obligations set forth in this Agreement, including the performance of the Services, and (c) a pro-rata allocation of any capital expenditures incurred by SEACOR (i) to acquire new assets (including leased assets) or services to be utilized by SEACOR employees, agents, subcontractors, consultants or service providers in connection with SEACOR’s performance of the Services or (ii) to transition SEACOR’s then-current technology or operations utilized in SEACOR’s performance of the Services to a new or revised technology product, technology standard, facility, service provider or solution methodology, or regulatory requirement. With respect to out-of-pocket costs for which SEACOR is seeking reimbursement pursuant to this Section 4.6, SEACOR shall set forth such costs in reasonable detail in a written statement provided by SEACOR to ERA.
4.7    ERA’s Obligations Post Termination. After the expiration or termination of this Agreement, as applicable, ERA shall provide to SEACOR all information required by SEACOR if and when necessary in order to present SEACOR’s financial and accounting information in accordance with generally accepted accounting principles. Upon the expiration or termination of this Agreement, as applicable, ERA shall be responsible for procuring any and all resources, personnel, services, and software required for ERA to perform any functions that ERA desires to undertake, including (a) any and all functions that were performed or supported by SEACOR as part of the Services and (b) any third party services, assets, licenses and consents maintained or procured by SEACOR in connection with this Agreement for ERA’s use or benefit.
4.8    SEACOR’s Obligation Post Termination. SEACOR agrees to (a) furnish to ERA such further information, (b) execute and deliver to ERA such other documents, and (c) do such other acts and things, all as ERA may reasonably request in order to permit ERA to file all tax returns required to be filed by ERA pursuant to Section 3.5. Following the termination of this Agreement or the applicable Service, SEACOR shall have no obligation to provide to ERA, or to procure for ERA’s benefit, any resources, personnel, services or software to perform or support any function that ERA desires to perform, including any function that was performed or supported by SEACOR as part of the Services. For the avoidance of doubt, SEACOR shall have no obligation following the expiration or termination of this Agreement, or the termination of any applicable Service, to procure or provide for ERA’s use or benefit any resources, personnel, services, and software required for ERA to perform any functions that ERA desires to undertake, including (i) any and all functions that were performed or supported by SEACOR as part of the Services and (ii) any third party services, assets, licenses and consents maintained or procured by SEACOR for ERA’s use or benefit prior to the applicable expiration or termination of this Agreement or the applicable Services.
SECTION 5
CERTAIN OTHER COVENANTS
5.1    Confidentiality. Each of the parties agrees that any confidential information of the other party received in the course of performance under this Agreement shall be kept strictly confidential by the parties, and shall not be disclosed to any Person without the prior written consent of the other party, except as required by law or court order; provided, however, that SEACOR shall be permitted to disclose the confidential information of ERA to SEACOR’s employees, agents, subcontractors, consultants or service providers in connection with SEACOR’s performance of the Services, in each case to the extent the party to which SEACOR has disclosed such ERA confidential information has executed a nondisclosure agreement with SEACOR in which such party has agreed to treat confidential information provided to such party by SEACOR on a confidential basis. Upon the termination of this Agreement, each party shall return to the other party all of such other party’s confidential information to the extent that such information has not been previously returned pursuant to Section 4.5 of this Agreement.
5.2    Access. ERA shall make available on a timely basis to SEACOR all information reasonably requested by SEACOR to enable it to provide the Services. ERA shall give SEACOR reasonable access, during regular business hours and at such other times as are reasonably required, to its premises for the purposes of providing the Services.
5.3    Title to Data. ERA acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and any licenses therefor which are owned by SEACOR, by reason of SEACOR’s provision of the Services under this Agreement. SEACOR agrees that all records, data, files, input materials and other information computed by SEACOR for the benefit of ERA and which relate to the provision of the Services are the joint property of SEACOR and ERA. SEACOR may retain a copy of any or all ERA data relating to this Agreement following the termination of this Agreement for archival purposes and to be used to fulfill any of SEACOR’s legal obligations, including any such obligations to prepare and file tax returns and to prepare and to file public disclosures required by any regulatory authority or securities exchange.
5.4    Compliance with Laws. Each of ERA and SEACOR shall comply in all material respects with any and all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government, or instrumentality or agency thereof, in respect of the conduct of its obligations under this Agreement.
SECTION 6
LIABILITIES
6.1    Consequential and Other Damages. Neither party shall be liable to the other party, whether in contract, tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever (including, to the extent such damages may be limited by contract under applicable law, punitive damages), which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including but not limited to loss of profits.
6.2    Limitation of Liability. NOTWITHSTANDING THE FORUM IN WHICH ANY CLAIM OR ACTION MAY BE BROUGHT OR ASSERTED OR THE NATURE OF ANY SUCH CLAIM OR ACTION, IN NO EVENT SHALL ANY DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF SEACOR BE PERSONALLY LIABLE TO ERA IN RESPECT OF ANY SERVICES RENDERED HEREUNDER BY SUCH PERSON. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SEACOR’S LIABILITY TO ERA IN RESPECT OF ANY CAUSE OF ACTION THAT ARISES UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO (a) THE AGGREGATE FEES PAID AND PAYABLE BY ERA IN RESPECT OF THE SERVICES PROVIDED BY SEACOR UNDER THIS AGREEMENT IN THE SERVICES CATEGORY (AS SET FORTH IN SCHEDULE A) TO WHICH SUCH CLAIM PRIMARILY RELATES IN THE SIX (6) CALENDAR MONTHS PRECEDING THE CALENDAR MONTH IN WHICH THAT CAUSE OF ACTION AROSE, MINUS (b) SEACOR’S AGGREGATE LIABILITY TO ERA IN RESPECT OF ALL PRIOR CAUSES OF ACTION RELATING TO THE APPLICABLE SERVICES CATEGORY (AS SET FORTH IN SCHEDULE A). The parties agree that this provision limiting remedies and liquidated damages is reasonable under the circumstances and ERA acknowledges that SEACOR, its subsidiaries and its affiliates (including directors, officers, employees and agents) shall have no other financial liability to ERA whatsoever. When construing this Section 6.2, each ERA claim against SEACOR shall be allocated to one of the categories of Services set forth in Schedule A, and in no event shall any claim be deemed to relate to the body of this Agreement but not to relate primarily to one category of Services set forth in Schedule A.
6.3    Indemnification.
(a)    ERA shall indemnify, defend and hold harmless SEACOR and its officers, directors, employees or agents from and against any and all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) of any kind or nature (“Losses and Expenses”), related to, arising out of or in connection with any third party claim relating to (i) ERA’s failure to fulfill its obligations hereunder or (ii) an allegation that any ERA activity has resulted in the infringement of (or that any resource or process owned or used by ERA infringes) the patent, copyright, trademark, trade secret, moral rights, or any other intellectual property rights of any third party; provided, however, SEACOR shall not be indemnified by ERA for any Losses and Expenses to the extent those Losses and Expenses resulted from SEACOR’s willful misconduct, bad faith or gross negligence.
(b)    SEACOR shall indemnify, defend and hold harmless ERA and its officers, directors, employees or agents from and against any and all Losses and Expenses related to, arising out of or in connection with any third party claim relating to (i) SEACOR’s failure to fulfill its obligations set forth in Section 5.1 or (ii) an allegation that any resource or process used by SEACOR in its performance of the Services under this Agreement infringes the patent, copyright, trademark, trade secret, moral rights, or any other intellectual property rights of any third party; provided, however, ERA shall not be indemnified by

SEACOR for any Losses and Expenses to the extent those Losses and Expenses resulted from ERA’s willful misconduct, bad faith or gross negligence.
SECTION 7
MISCELLANEOUS
7.1    Notice. All communications to either party hereunder shall be in writing and shall be delivered in person or sent by facsimile, telegram, telex, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i)	If to SEACOR, to:
SEACOR Holdings Inc.
2200 Eller Drive
PO Box 13038
Fort Lauderdale 33316
Attn: Richard Ryan, Chief Financial Officer
Email: rjr@ckor.com

(ii)	If to ERA, to:
Era Group Inc.
CityCentre 2
818 Town & Country Blvd.
Houston, TX 77024
Attn: Anna Goss, Vice President-Finance
Email: agoss@ckor.com
7.2    Force Majeure. A party shall not be deemed to have breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are made impossible or impracticable due to any act of God, fire, natural disaster, act of terror, act of government, shortage of materials or supplies after the date hereof, labor disputes or any other cause beyond the reasonable control of such party (a “Force Majeure”). The party whose performance is delayed or prevented shall promptly notify the other party of the Force Majeure cause of such prevention or delay.
7.3    Independent Contractors. The parties shall operate as, and have the status of, independent contractors and neither party shall act as or be a partner, co-venturer or employee of the other party. Unless specifically authorized to do so in writing, neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.
7.4    Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.
7.5    Assignment. No party may assign its rights or delegate its obligations under this Agreement to any Person without the prior written consent of the other party; provided, however, that SEACOR may assign this Agreement to any Subsidiary of SEACOR or to any Person (a) that obtains control of SEACOR via the purchase of voting shares or other interests in SEACOR, (b) that purchases or otherwise acquires all or substantially all of SEACOR’s assets, or (c) with which SEACOR merges. Any attempted or purported assignment or delegation without such required consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
7.6    Sections and Headings. The sections and headings contained in this Agreement are for convenience only, are not intended to define, limit, expand or describe the scope or intent of any clause or provision of this Agreement and shall not affect the meaning or interpretation of this Agreement.
7.7    Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
7.8    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

7.9    Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the choice of law principles thereof. SEACOR and ERA each consent to the exclusive jurisdiction of, and service of process by, the United States District Court for the Southern District of New York or the state courts of the State of New York, Borough of Manhattan, with respect to any proceeding by a party arising out of this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.
7.10    No Third Party Beneficiaries. Except as provided in Section 6.3 with respect to indemnification, nothing in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their respective successors and permitted assigns) any right, benefit or remedy of any nature whatsoever under or because of this Agreement except that Services to be provided by SEACOR hereunder shall also be provided, as directed by ERA, to any wholly-owned Subsidiary of ERA, which shall be entitled to the benefit thereof.
7.11    Errors and Omissions. Inadvertent delays, errors or omissions that occur in connection with the performance of this Agreement or the transactions contemplated hereby shall not constitute a breach of this Agreement provided that any such delay, error or omission is corrected as promptly as commercially practicable after discovery; provided, however, that Section 7.11 shall not apply with respect to, as applicable, (a) any ERA failure to pay any amount due and payable by ERA in accordance with Section 3, (b) each of the parties’ confidentiality obligations as set forth in Section 5.1, (c) ERA’s indemnification obligations as set forth in Section 6.3(a), and (d) SEACOR’s indemnification obligations as set forth in Section 6.3(b).
7.12    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provisions, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
SEACOR HOLDINGS INC.
By: /s/ Richard J. Ryan___________________________________
Name: Richard J. Ryan
Title: Senior Vice President and Chief Financial Officer
ERA GROUP INC.
By: /s/ Sten L. Gustafson______________________________________
Name: Sten L. Gustafson
Title: Chief Executive Officer

SCHEDULE A
SERVICES AND FEES
Corporate Support Services

ID #	Description of Service	Cost/Duration
I. Finance, Accounting & Human Resources
1.1
Oracle Financials
Ongoing support for the current Oracle instance (Version 12) including Hyperion and BI: maintaining existing functionality of current application versions and current interfaces, continue to be liaison with Oracle on Demand (current hosting company), initial conversion of standard forms to new company logo and addresses. Includes Oracle hosting and Oracle licenses.

General support services for finance, accounting, HR and operational reporting to replicate existing ad-hoc requests or in addition to the services defined under this section (access to HFM and Essbase reporting tools to continue as part of this category of Services). Any additional work or projects other than those currently provided will be billed on a time & materials basis.

The Services shall not include access to third party resources (i) not utilized by SEACOR to provide the Services as of the date the Agreement is executed or (ii) which accessing would result in SEACOR’s incurring any incremental cost or expense.

All HRIS services including maintenance and storage of personal, job, and time data for transitioning employees. SEACOR shall also provide ERA with access to historical payroll and HR data records for all scheduled ERA employees.

Excluded:
a)    Third party consultancy support for maintenance of I payroll application and reports.
b)    Development of new reports or forms and customizations of current functionality.
c)    Implementation of new applications.
d)    Management and input of employee data including pay rates etc. This information is currently handed by SEACOR Environmental Services.

Cost $60,000 per month. Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service). Contacts SEACOR: Sherrie Barker ERA: Anna Goss

ID #	Description of Service	Cost/Duration
1.2
Accounts Payable
Processing
Entry and payment of ERA’s invoices and vouchers, initial matching of vouchers to PO receipts utilizing SEACOR’s Automated Vouchering System, maintenance of A/P sub-ledger, processing of special requests (i.e., rush checks, invoice maintenance, check requisitions, wire transfers, expense report processing, 1099 preparation, IRS filing, etc.), and processing of A/P reporting as done by SEACOR as of the date the Agreement is executed. The administration/reconciliation of ERA interface files from any card providers and payment to providers.

This Service includes continuation of such Services commencing within 90 days after the date the Agreement is executed, in each case to the extent the bank account from which any such payments are to be made change (provided they stay within the same banking institution(s)).

One check/ACH batch to be performed on a weekly basis for each business unit:
•    ERA
•    ERA Med; and
•    ERA Leasing

Vendor Master
Processing of vendor master additions/modifications and purchased item additions/modifications.

Policy
Updating of delegation of authority (DOA) levels in Oracle. Month end closing of Oracle A/P module.

Services to be performed by existing dedicated A/P pool personnel.

Certain latitude regarding the date the A/P module is closed, but no later than the 7th calendar day of each month.

1099 Reporting
Preparation and distribution of 1099s to vendors and suppliers for disbursements made by SEACOR’s AP Shared Services.

Preparation and electronically filing 1099 reporting required by the Internal Revenue Service.

Schedules
As set forth in:
•    AP Shared Services Agreement
•    AP Shared Services Disbursement Schedule

Excluded:
a)    Requisitioning and receiving of purchases
b)    Any policy related decisions such as approval limits for employees and payment terms
c)    Booking of month end manual A/P accruals

Cost $20,000 per month. Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service). Contacts SEACOR: Mike Simpson ERA: Anna Goss

ID #	Description of Service	Cost/Duration
1.3
Accounts Receivable
Posting of ERA A/R, processing and application of all customer payments, credit memos and adjustments, and resolving ERA internal or external customer requests including document requests. Month end closing of Oracle A/R module.

This includes continuation of such Services commencing within 90 days after the date the Agreement is executed, in each case to the extent the bank account into which any such receipts occur change (provided they stay within the same banking institution(s)).

Cost
$2,000 per month

No Fee for the month end close of Oracle A/R module once remaining A/R services have been transitioned.

Duration
24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service).

Contacts
SEACOR: LaKeisha Dove
                   Erleen Goldberg
ERA: Anna Goss

1.4
Treasury
Support ERA treasury function with cash and bank account management services including for all current and new accounts established during the period during which treasury Services are provided in accordance with the Agreement, in each case provided that the accounts are held at the same banking institutions utilized by ERA or SEACOR as of the date the Agreement is executed to support such functions:
•    initiation of wire transfers, payables, ACH payments, and intercompany funding upon request,
•    management of bank relationships,
•    reconciliation of cash accounts, and
•    set up of new bank accounts in Oracle.

Perform monthly bank reconciliations (lockbox, disbursements, and payroll).

Posting of COD receipts to general ledger.

Excluded:
a)    Services related to borrowing and investing
b)    Letters of credit
c)    Forward foreign currency contracts
d)    Pension and savings plan investment management
e)    Any decisions related to investments of and/or applications of excess cash
f)    Actual establishment of new bank accounts with banks

Cost $3,000 per month. Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service) Contacts SEACOR: Lisa Manekin Bruce Weins ERA: Anna Goss
1.5
Fixed Asset Management
Processing of all ERA fixed asset sub-ledger activity, including fixed asset additions/transfers/disposals/adjustments; monthly booking of depreciation, amortization, and depletion. Perform monthly reconciliation of ERA fixed asset accounts to sub-ledger. Month end closing of Oracle fixed asset module.

Excluded:
a)    Any policy related decisions such as capital expenditure policy and associated approval limits
b)    Reconciliation of physical assets on site to assets in book
c)    Valuation of assets
d)    Depreciation expense projections
e)    Component accounting
f)    Capitalized interest computations

Cost $2,500 per month Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service). Contacts SEACOR: Grant Thomas ERA: Anna Goss

ID #	Description of Service	Cost/Duration
1.6
General Ledger System Support
Responsible for overall maintenance of ERA’s general ledger, including additions/modifications to G/L structure as required by ERA (new plants, job cost setup, new companies, new G/L accounts, and other G/L account segments). The overall G/L structure including the chart of accounts will be the same as used as of the date the Agreement is executed, and any additions or modifications must conform to SEACOR’s then-current hierarchy. These Services include setting up and maintaining exchange rates, user defined codes and automatic accounting instructions as required by ERA, as well as monitoring G/L batches for integrity, batch error resolution, and monthly closing and roll-forward of the G/L.

If ERA requests changes to the organizational structure and/or the system hierarchy that impacts the way that the Oracle system works as of the closing of the transaction set forth in that certain Purchase and Sale Agreement pursuant to which SEH has sold all of the issued and outstanding membership interests of ERA to NGL, then ERA and SEACOR agree to renegotiate the scope and costs of all Services provided.

Cost $2,500 per month Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service). Contacts SEACOR: Bruce Weins Milly Miranda ERA: Anna Goss
1.7	Accounting/Reporting Services Assistance with preparation of ERA’s financial statements and public filings.	Cost $30,000 per month Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service). Contacts SEACOR: Matt Cenac ERA: Anna Goss
1.8	Tax Support for preparation of FY12 state and federal income tax filings. Excluded: Sales/use tax preparation and filing.	Cost No Fee.
1.9
Payroll/HR
All payroll services, including: process and technology support (as of the date the Agreement is executed) to enable end-to-end payroll processing of transitioning employees, reporting and preparation of periodic tax and regulatory related filings.

Payroll to be processed on equivalent basis to services as performed by or on behalf of SEACOR as of the date the Agreement is executed.

Cost $16,000 per month. Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service). Contacts SEACOR: Melissa Blanco Lisa Harry ERA: Anna Goss
II. Network & Infrastructure

ID #	Description of Service	Cost/Duration
2.1
Voice/Telecom Services
SEACOR will provide ERA the following services:
a)    PBX, voicemail, VoIP, cell, VSAT and video conferencing system configuration services, maintenance and support
b)    PBX, voicemail, VoIP, cell, VSAT and video conferencing system and contact center install/move/add/change (IMAC) activity
c)    Manage, support and maintenance of contact center and call logging applications
d)    Manage voice services installation, support, upgrades and all other IMAC activity
e)    Provide support to global operations for problem resolution
f)    Invoice and supplier management, and procurement of all voice services, hardware, software, and maintenance purchases

Cost
$145,000 per month

Includes all services listed in sections 2.1 through 2.5. This $145,000/month fee for Services shall be payable in full (without proration or any other reduction) if any or all of the Services set forth in section 2.1 through 2.5 are provided by SEACOR.

Duration
24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service).

Excludes direct business unit costs for telecom (e.g., related to 56105, 56102, 56109).

2.2
Data Network Services
SEACOR will provide ERA the following services:
a)    Wide area network (WAN), local area network (LAN), remote/mobile access, and wireless network configuration, engineering, maintenance, and support
b)    WAN, LAN, and wireless network IMAC activity
c)    Provide support to global operations for problem resolution
d)    Invoice management, supplier selection and management, and procurement data services
e)    Desktop licensing

Cost See 2.1 above. Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service).
2.3
End User Computing Services
SEACOR will provide ERA the following services
a)    Global 24x7 service desk
b)    PC services (e.g., install/move/add/change/dispose activities, service request management, etc.)
c)    PC engineering (e.g., operating system engineering and image creation, firewall, and antivirus software, etc.)
d)    Tier-3 support (e.g., printer support, client configuration, application, and hardware support, etc.), in each case to the extent consistent with SEACOR Tier 3 support provided to ERA prior to the date the Agreement is executed
e)    Asset and configuration management

Cost See 2.1 above. Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service).
2.4
Global Applications Infrastructure Services
SEACOR will provide ERA the following services:
a)    Engineering and support (includes proprietary applications and Oracle)
b)    Data storage
c)    Back-up and recovery
d)    Disaster recovery planning and testing
e)    Capacity management
f)    Performance tuning
g)    24x7 operational monitoring and support
h)    Incident and problem management / resolution
i)    Printing from Oracle systems
j)    Any Oracle integrated applications

Cost See 2.1 above. Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service).

ID #	Description of Service	Cost/Duration
2.5
Other Infrastructure Services
SEACOR will provide ERA the following services
a)    Enterprise email systems
b)    Email archiving
c)    Website and web-based collaboration services
d)    SPAM and antivirus protection
e)    File/print activities
f)    Engineering and support
g)    Software maintenance licensing and support
h)    Citrix environment management
i)    Operational management (data center)

Cost See 2.1 above. Duration 24 months, (ERA agrees to provide SEACOR with 60 days’ notice of termination of service).

Additional Services
In the event ERA requests that SEACOR provide additional services as part of the Services, to the extent SEACOR agrees in its sole discretion to perform such services, the parties shall amend this Schedule A to reflect the scope of such additional Services to be performed by SEACOR and the corresponding fees and reimbursements to be paid by ERA to SEACOR. In the event SEACOR’s actual costs to provide the applicable Services exceeds the fee quoted or agreed with ERA for such Service, SEACOR shall be entitled to adjust fees charged for such Services to an amount equal to such SEACOR actual costs.